            Consent of Independent Registered Public Accounting Firm

Prospect Energy Corporation
New York, New York

We hereby consent to the use in the Prospectus constituting a part of this
Registration Statement of our report dated October 11, 2005, relating to the financial statements of Prospect Energy Corporation which is contained in that
Prospectus.

BDO Seidman, LLP
New York, New York

June 28, 2006